Exhibit 23.6

CSC Consulting, Inc.

One University Office Park

29 Sawyer Road

Waltham, MA 02453

June 5, 2007

Special Transaction Committee of the Board of Directors

Of CBOT Holdings, Inc.

141 West Jackson

Chicago, Illinois 60604

Members of the Special Transaction Committee:

We hereby consent to the descriptions of our ICE Technology Assessment, dated May 10, 2007 under the captions “THE MERGER—Background of the Merger”, “THE MERGER—Recommendations of CBOT Holdings’ Special Transaction Committee and Non-ER Members Committee—Independent Evaluation of ICE Proposal”, “THE MERGER—Conclusions Regarding the ICE Proposal—Determination of CBOT Holdings Board of Directors” and “THE MERGER—Conclusions Regarding the ICE Proposal—Technology Assessment and Integration Analysis” in the joint proxy statement/prospectus relating to the proposed merger involving Chicago Mercantile Exchange Holdings Inc. and CBOT Holdings, Inc., which forms a part of the Registration Statement on Form S-4 of Chicago Mercantile Exchange Holdings Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CSC CONSULTING, INC.

By:	/s/ Hayward D. Fisk
Hayward D. Fisk Vice President and Clerk